AMENDMENT TO

INDEX LICENSE AGREEMENT

This amendment (“Amendment”) to the Index License Agreement (“Agreement”) dated as of June 12, 2024 by and between Harbor Capital Advisors, Inc. (“Harbor” or “Licensor”) and Harbor ETF Trust (“Licensee”) is entered into as of August 12, 2024 (the “Effective Date”).

WHEREAS, Harbor and Licensee (the “Parties”) desire to amend Exhibit A of the Agreement; and

WHEREAS, Section 7 of the Agreement requires that all amendments to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Illinois.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

HARBOR CAPITAL ADVISORS, INC.		HARBOR ETF TRUST

By:	/s/ Diana R. Podgorny	By:	/s/ Meredyth Whitford-Schultz
	Diana R. Podgorny		Meredyth Whitford-Schultz
	Executive Vice President, General		Secretary
Counsel, Chief Compliance Officer
and Secretary

APPENDIX A

Indexes	Fees	Effective
Harbor AlphaEdge Small Cap Earners Index	None	June 12, 2024
Harbor AlphaEdge Next Generation REITs Index Harbor AlphaEdge Large Cap Value Index	None None	August 12, 2024 August 12, 2024